EXHIBIT 99.1
RALPH LAUREN REPORTS SECOND QUARTER FISCAL 2025 RESULTS AHEAD OF EXPECTATIONS AND RAISES FULL YEAR OUTLOOK
•Second Quarter Revenue Increased 6% on Both a Reported and Constant Currency Basis, Ahead of Expectations Led by Europe and Asia
•Global Direct-to-Consumer Comparable Store Sales Grew 10%, Driven by Positive Retail Comps Across All Regions
•Adjusted Gross and Operating Margin Expansion Exceeded Our Outlook, with Brand Elevation and Expense Discipline More than Offsetting Planned Investments in Marketing and Key City Expansion
•Maintained Healthy Balance Sheet Including $1.7 Billion in Cash and Short-Term Investments and Well Positioned Inventories Ahead of Holiday While Mitigating Global Supply Chain Disruptions
•Returned Approximately $375 Million to Shareholders Through Our Dividend and Repurchase of Class A Common Stock This Fiscal Year-to-Date
•Raised Full Year Fiscal 2025 Revenue and Adjusted Operating Margin Expansion Outlook, Reflecting Confidence in Brand Momentum and Business Trends
NEW YORK -- (BUSINESS WIRE) -- November 7, 2024 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of luxury lifestyle products, today reported earnings per diluted share of $2.31, up 5% to prior year on a reported basis and $2.54, up 21% on an adjusted basis, excluding restructuring-related and other net charges, for the second quarter of Fiscal 2025. This compared to earnings per diluted share of $2.19 on a reported basis and $2.10 on an adjusted basis, excluding restructuring-related and other net charges for the second quarter of Fiscal 2024.

"A spirit of optimism and the easy elegance of timeless style -- these are elements that have come to define our brand," said Ralph Lauren, Executive Chairman and Chief Creative Officer. "This summer was a celebration of all that we cherish, and as we turn our focus to holiday, we will continue inspiring people around the world to come together and step into their dreams."

"Our teams are executing well on our long-term strategy, injecting energy and excitement behind our storied brand through what continues to be a choppy global operating environment," said Patrice Louvet, President and Chief Executive Officer. "Our strong business performance across every geography this quarter underscores the resilience of our diversified growth drivers and our elevated consumer base, giving us confidence to take up our financial outlook for the full fiscal year ahead of the all-important holiday season."
Key Achievements in Second Quarter Fiscal 2025
We delivered the following highlights across our Next Great Chapter: Accelerate priorities in the second quarter of Fiscal 2025:
•Elevate and Energize Our Lifestyle Brand
◦Drove continued momentum in new customer acquisition and loyalty with 1.5 million new consumers in our direct-to-consumer businesses, increases in brand consideration and net promoter scores, and more than 62 million social media followers, a low double-digit increase to last year

◦Created powerful, authentic connections with consumers through key moments, notably: our 2024 Paris Olympics campaign as official outfitter of Team USA; iconic sponsorships of Wimbledon and the U.S. Open Tennis Championships; and our Spring 2025 World of Ralph Lauren fashion show, inspired by the natural beauty and quiet sophistication of coastal living in the Hamptons
•Drive the Core and Expand for More
◦Drove continued momentum in our Core business, up low double-digits, along with our high-potential categories (Women's Apparel, Outerwear, and Handbags), which increased mid-teens to last year in constant currency and outpaced total company growth
◦Product highlights this quarter included: our U.S. Open capsule, featuring modern sportswear inspired by the tournament's bold energy and timeless Polo style; "Denim Daydream," the 3rd drop in our Artist in Residence collaboration with Naiomi Glasses; and our Pink Pony collection, supporting Ralph Lauren's longstanding commitment to cancer care and research
◦Increased average unit retail ("AUR") by 10% across our direct-to-consumer network in the second quarter, above expectations and on top of a 9% increase last year, reflecting continued mix shift toward our full-price businesses and the durability of our multi-pronged elevation approach
•Win in Key Cities with Our Consumer Ecosystem
◦By geography, revenue growth was led by Asia, up 9% on a reported basis and 10% in constant currency, exceeding our expectations with China up low-teens on a reported and constant currency basis. Europe sales grew 7% on a reported basis and 6% in constant currency driven by continued brand momentum across the region. North America inflected to 3% growth as stronger direct-to-consumer performance more than offset a modest planned decline in wholesale
◦Continued to expand and scale our key city ecosystems with the opening of 25 new owned and partnered stores in the second quarter. Key store openings during the period included: Tulsa, Oklahoma; Giverny, France; and Shenzhen, China
Our business is supported by our fortress foundation, which we define through our five key enablers, including: our people and culture, best-in-class digital technology and analytics, superior operational capabilities, a powerful balance sheet, and leadership in citizenship and sustainability.
Second Quarter Fiscal 2025 Income Statement Review
Net Revenue. In the second quarter of Fiscal 2025, revenue increased 6% to $1.7 billion on a reported basis and was also up 6% in constant currency. Foreign currency favorably impacted revenue growth by approximately 10 basis points in the second quarter.
Revenue performance for the Company's reportable segments in the second quarter compared to the prior year period was as follows:
•North America Revenue. North America revenue in the second quarter increased 3% to $739 million. In retail, comparable store sales in North America increased 6%, with a 9% increase in brick and mortar stores more than offsetting a 2% decrease in digital commerce. North America wholesale revenue decreased 3%, in-line with our outlook.

•Europe Revenue. Europe revenue in the second quarter increased 7% to $566 million on a reported basis and 6% in constant currency. In retail, comparable store sales in Europe increased 15%, significantly exceeding our expectations, with a 15% increase in brick and mortar stores and a 14% increase in digital commerce. Europe wholesale revenue increased 2% to prior year on a reported basis and increased slightly on a constant currency basis, with stronger re-order trends more than offsetting a timing shift of receipts into the second half of the year.
•Asia Revenue. Asia revenue in the second quarter increased 9% to $380 million on a reported basis and 10% in constant currency, ahead of our expectations. Comparable store sales in Asia increased 11%, with a 10% increase in our brick and mortar stores and a 19% increase in digital commerce.
Gross Profit. Gross profit for the second quarter of Fiscal 2025 was $1.2 billion and gross margin was 67.0%. Adjusted gross margin was also 67.0%, 160 basis points above the prior year. Gross margin expansion was driven by favorable product, channel and geographic mix shifts, lower cotton costs and AUR growth across all regions.
Operating Expenses. Operating expenses in the second quarter of Fiscal 2025 were $977 million on a reported basis. On an adjusted basis, operating expenses were $958 million, up 7% to last year. Adjusted operating expense rate was 55.5%, compared to 54.9% in the prior year period, driven by higher marketing investments due to the planned timing of key campaigns. Excluding marketing expenses, adjusted operating expense rate was flat compared to the prior year period.
Operating Income. Operating income for the second quarter of Fiscal 2025 was $179 million and operating margin was 10.4% on a reported basis. On an adjusted basis, operating income was $197 million and operating margin was 11.4%, 90 basis points above the prior year. Operating income for the Company's reportable segments in the second quarter compared to the prior year period was as follows:
•North America Operating Income. North America operating income in the second quarter was $122 million on both a reported and adjusted basis. Adjusted North America operating margin was 16.5%, up 140 basis points to last year.
•Europe Operating Income. Europe operating income in the second quarter was $146 million on both a reported and adjusted basis. Adjusted Europe operating margin was 25.8%, up 70 basis points to last year. Foreign currency negatively impacted adjusted operating margin rate by 20 basis points in the second quarter.
•Asia Operating Income. Asia operating income in the second quarter was $86 million on both a reported and adjusted basis. Adjusted Asia operating margin was 22.7%, up 310 basis points to last year. Foreign currency negatively impacted adjusted operating margin rate by 80 basis points in the second quarter.
Net Income and EPS. Net income in the second quarter of Fiscal 2025 was $148 million, or $2.31 per diluted share on a reported basis. On an adjusted basis, net income was $162 million, or $2.54 per diluted share. This compared to net income of $147 million, or $2.19 per diluted share on a reported basis, and net income of $141 million, or $2.10 per diluted share on an adjusted basis, for the second quarter of Fiscal 2024.

In the second quarter of Fiscal 2025, the Company had an effective tax rate of approximately 21% on both a reported and adjusted basis. This compared to an effective tax rate of approximately 11% on a reported basis and 18% on an adjusted basis in the prior year period. The increase was driven primarily by the absence of favorable discrete tax benefits realized in the prior year period, more than offsetting a favorable stock compensation adjustment as compared to prior year.
Balance Sheet and Cash Flow Review
The Company ended the second quarter of Fiscal 2025 with $1.7 billion in cash and short-term investments and $1.1 billion in total debt, compared to $1.5 billion and $1.1 billion, respectively, at the end of the second quarter of Fiscal 2024.
Inventory at the end of the second quarter of Fiscal 2025 was $1.1 billion, down 6% compared to the prior year period, primarily driven by strategic reductions in North America.
The Company repurchased approximately $100 million of Class A Common Stock in the second quarter.
Full Year Fiscal 2025 and Third Quarter Outlook
The Company's outlook is based on its best assessment of the current geopolitical and macroeconomic environment, including inflationary pressures, other consumer spending-related headwinds, global supply chain disruptions and foreign currency volatility, among others. The full year Fiscal 2025 and third quarter guidance excludes any potential restructuring-related and other net charges that may be incurred in future periods, as described in the "Non-U.S. GAAP Financial Measures" section of this press release.
For Fiscal 2025, the Company now expects constant currency revenues to increase in a range of approximately 3% to 4%. Based on current exchange rates, foreign currency is expected to negatively impact revenues by approximately 40 to 60 basis points in Fiscal 2025.
The Company now expects operating margin for Fiscal 2025 to expand approximately 110 to 130 basis points in constant currency, driven by gross margin expansion and operating expense leverage. Gross margin is expected to increase approximately 80 to 120 basis points in constant currency. Foreign currency is expected to negatively impact gross and operating margins by approximately 20 basis points.
For the third quarter, the Company expects constant currency revenues to grow approximately 3% to 4%. Foreign currency is expected to benefit revenue growth by approximately 10 to 50 basis points.
Operating margin for the third quarter is expected to expand approximately 100 to 140 basis points in constant currency, driven by gross margin expansion. Foreign currency is expected to have a roughly neutral impact on gross and operating margins in the third quarter.
The Company's full year Fiscal 2025 tax rate is now expected to be in the range of approximately 22% to 23%, increasing from 19% in the prior year, following discrete tax benefits recognized in the prior year period. The third quarter tax rate is expected to be approximately 22%.
The Company expects capital expenditures for Fiscal 2025 of approximately $250 million to $300 million.

Conference Call
As previously announced, the Company will host a conference call and live online webcast today, Thursday, November 7, 2024, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 A.M. Eastern and request to be connected to the Ralph Lauren Second Quarter 2025 conference call.
An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Thursday, November 7, 2024 through 6:00 P.M. Eastern, Thursday, November 14, 2024 by dialing 203-369-3811 or 800-568-3705 and entering passcode 2719.
ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of luxury lifestyle products in five categories: apparel, footwear & accessories, home, fragrances, and hospitality. For more than 50 years, Ralph Lauren has sought to inspire the dream of a better life through authenticity and timeless style. Its reputation and distinctive image have been developed across a wide range of products, brands, distribution channels and international markets. The Company's brand names — which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Double RL, Polo Ralph Lauren, Lauren Ralph Lauren, Polo Ralph Lauren Children and Chaps, among others — constitute one of the world's most widely recognized families of consumer brands. For more information, go to https://investor.ralphlauren.com.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding our current expectations about the Company's future operating results and financial condition, the implementation and results of our strategic plans and initiatives, store openings and closings, capital expenses, our plans regarding our quarterly cash dividend and Class A common stock repurchase programs, and our ability to meet citizenship and sustainability goals. Forward-looking statements are based on current expectations and are indicated by words or phrases such as "aim," "anticipate," "outlook," "estimate," "ensure," "commit," "expect," "project," "believe," "envision," "goal," "target," "can," "will," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance, or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, including any potential changes resulting from the execution of our long-term growth strategy, and our ability to effectively transfer knowledge and maintain adequate controls and procedures during periods of transition; the potential impact to our business resulting from inflationary pressures, including increases in the costs of raw materials, transportation, wages, healthcare, and other benefit-related costs; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including potential business disruptions related to ongoing military conflicts taking place in various parts of the world, most notably the Russia-Ukraine and Israel-Hamas wars, other recent hostilities in the Middle East, and militant attacks on cargo vessels in the Red Sea, civil and political unrest, diplomatic tensions between the U.S. and other countries, high interest rates, and bank failures, among other factors described herein; the potential impact to our business resulting from supply chain disruptions, including those caused by capacity constraints, closed factories and/or labor shortages (stemming from pandemic diseases, labor disputes, strikes, or otherwise), scarcity of raw materials, port congestion, and scrutiny or detention of goods produced in certain territories resulting from laws, regulations, or trade restrictions, such as those imposed by the Uyghur Forced Labor Prevention Act ("UFLPA") or the Countering America's Adversaries Through Sanctions Act ("CAATSA"), which could result in shipment approval delays leading to inventory shortages and lost sales, as well as potential shipping delays, inventory shortages, and/or higher freight costs resulting from port strikes, the recent Red Sea crisis, and/or disruptions to major waterways such as the Suez and Panama canals; uncertainty surrounding potential impacts of the 2024 U.S. presidential and congressional elections on the economy, including the potential for business disruptions resulting from any subsequent protests, and the potential impact to consumer demand and our business resulting from any significant changes in legislation, policies, and regulations, including, but not limited to, labor, taxation, monetary policies, and trade agreements; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; our ability to recruit and retain qualified employees to operate our retail stores, distribution centers, and various corporate functions; the impact to our business resulting from a recession or changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to competitively price our products and create an acceptable value proposition for consumers; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to achieve our goals regarding citizenship and sustainability practices, including those related to climate change, our human capital, and our supply chain; our ability and the ability of our third-party service providers to secure our respective facilities and systems from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, ransomware, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact to our business resulting from pandemic diseases such as COVID-19, including periods of reduced operating hours and capacity limits and/or temporary closure of our stores, distribution centers, and corporate facilities, as well as those of our customers, suppliers, and vendors, and potential changes to consumer behavior, spending levels, and/or shopping preferences, such as willingness to congregate in shopping centers or other populated locations; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases, severe weather, geological events, and other catastrophic events, such as terrorist attacks, military conflicts, and other hostilities; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, capital expenditures, and potential payment of dividends and repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the impact to our business resulting from the potential imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from trade developments between the U.S. and China or other countries, and any related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies; changes in our tax obligations and effective tax rate due to a variety of factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; the potential impact to the trading prices of our securities if our operating results, Class A common stock share repurchase activity, and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to make strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	September 28, 2024	March 30, 2024	September 30, 2023
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,355.0	$1,662.2	$1,381.8
Short-term investments	334.7	121.0	85.1
Accounts receivable, net of allowances	517.9	446.5	461.1
Inventories	1,127.9	902.2	1,195.3
Income tax receivable	56.2	56.0	50.0
Prepaid expenses and other current assets	212.9	171.9	221.2
Total current assets	3,604.6	3,359.8	3,394.5
Property and equipment, net	832.1	850.4	875.6
Operating lease right-of-use assets	1,013.9	1,014.6	1,088.2
Deferred tax assets	281.1	288.3	262.7
Goodwill	900.6	888.1	883.0
Intangible assets, net	69.3	75.7	82.2
Other non-current assets	98.4	125.7	136.9
Total assets	$6,800.0	$6,602.6	$6,723.1

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$399.3	$—	$—
Accounts payable	495.7	332.2	460.1
Current income tax payable	61.4	79.8	56.3
Current operating lease liabilities	240.3	245.5	270.9
Accrued expenses and other current liabilities	895.7	809.7	823.1
Total current liabilities	2,092.4	1,467.2	1,610.4
Long-term debt	742.2	1,140.5	1,139.5
Long-term finance lease liabilities	246.0	256.1	266.9
Long-term operating lease liabilities	1,020.1	1,014.0	1,079.0
Non-current income tax payable	—	42.2	42.2
Non-current liability for unrecognized tax benefits	132.7	118.7	100.7
Other non-current liabilities	124.3	113.6	115.2
Total liabilities	4,357.7	4,152.3	4,353.9
Equity:
Common stock	1.3	1.3	1.3
Additional paid-in-capital	2,983.8	2,923.8	2,875.0
Retained earnings	7,265.4	7,051.6	6,779.7
Treasury stock, Class A, at cost	(7,582.5)	(7,250.3)	(7,024.0)
Accumulated other comprehensive loss	(225.7)	(276.1)	(262.8)
Total equity	2,442.3	2,450.3	2,369.2
Total liabilities and equity	$6,800.0	$6,602.6	$6,723.1

Net Cash & Short-term Investments(a)	$548.2	$642.7	$327.4
Cash & Short-term Investments	1,689.7	1,783.2	1,466.9

(a)Calculated as cash and cash equivalents, plus short-term investments, less total debt.

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended		Six Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
	(millions, except per share data)
Net revenues	$1,726.0	$1,633.0	$3,238.2	$3,129.5
Cost of goods sold	(570.3)	(562.9)	(1,016.7)	(1,027.4)
Gross profit	1,155.7	1,070.1	2,221.5	2,102.1
Selling, general, and administrative expenses	(958.4)	(896.3)	(1,808.3)	(1,726.3)
Restructuring and other charges, net	(18.4)	(9.3)	(25.8)	(44.9)
Total other operating expenses, net	(976.8)	(905.6)	(1,834.1)	(1,771.2)
Operating income	178.9	164.5	387.4	330.9
Interest expense	(11.4)	(10.0)	(22.3)	(20.0)
Interest income	17.9	15.8	38.0	31.5
Other income (expense), net	2.7	(4.8)	1.6	(6.3)
Income before income taxes	188.1	165.5	404.7	336.1
Income tax provision	(40.2)	(18.6)	(88.2)	(57.1)
Net income	$147.9	$146.9	$316.5	$279.0
Net income per common share:
Basic	$2.36	$2.24	$5.03	$4.24
Diluted	$2.31	$2.19	$4.93	$4.15
Weighted-average common shares outstanding:
Basic	62.6	65.6	62.9	65.7
Diluted	63.9	67.2	64.3	67.3
Dividends declared per share	$0.825	$0.75	$1.65	$1.50

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Six Months Ended
	September 28, 2024	September 30, 2023
	(millions)
Cash flows from operating activities:
Net income	$316.5	$279.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	110.3	116.8
Deferred income tax expense	19.4	6.1
Stock-based compensation expense	60.0	50.7
Bad debt expense	2.1	0.3
Other non-cash charges (benefits)	(3.7)	16.3
Changes in operating assets and liabilities:
Accounts receivable	(63.4)	(26.5)
Inventories	(203.6)	(151.0)
Prepaid expenses and other current assets	(40.4)	(37.8)
Accounts payable and accrued liabilities	225.8	154.7
Income tax receivables and payables	(49.3)	(41.8)
Operating lease right-of-use assets and liabilities, net	(0.5)	(18.2)
Other balance sheet changes	1.3	(5.0)
Net cash provided by operating activities	374.5	343.6
Cash flows from investing activities:
Capital expenditures	(75.1)	(82.4)
Purchases of investments	(496.5)	(158.6)
Proceeds from sales and maturities of investments	290.8	108.1
Other investing activities	1.0	—
Net cash used in investing activities	(279.8)	(132.9)
Cash flows from financing activities:
Payments of finance lease obligations	(10.8)	(11.2)
Payments of dividends	(98.9)	(98.2)
Repurchases of common stock, including shares surrendered for tax withholdings	(330.2)	(225.7)
Net cash used in financing activities	(439.9)	(335.1)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	36.8	(23.9)
Net decrease in cash, cash equivalents, and restricted cash	(308.4)	(148.3)
Cash, cash equivalents, and restricted cash at beginning of period	1,670.6	1,536.9
Cash, cash equivalents, and restricted cash at end of period	$1,362.2	$1,388.6

RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Six Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
	(millions)
Net revenues:
North America	$739.5	$717.8	$1,347.7	$1,349.5
Europe	565.9	526.8	1,045.0	977.3
Asia	380.2	348.4	771.1	725.9
Other non-reportable segments	40.4	40.0	74.4	76.8
Total net revenues	$1,726.0	$1,633.0	$3,238.2	$3,129.5

Operating income:
North America	$121.9	$110.2	$241.7	$235.5
Europe	145.9	132.4	266.5	229.6
Asia	86.3	68.4	193.5	161.7
Other non-reportable segments	33.5	34.1	63.1	67.9
	387.6	345.1	764.8	694.7
Unallocated corporate expenses	(190.3)	(171.3)	(351.6)	(318.9)
Unallocated restructuring and other charges, net	(18.4)	(9.3)	(25.8)	(44.9)
Total operating income	$178.9	$164.5	$387.4	$330.9

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data

	September 28, 2024
	Three Months Ended	Six Months Ended
	% Change	% Change
	Constant Currency	Constant Currency
North America:
Digital commerce	(2%)	(3%)
Brick and mortar	9%	6%
Total North America	6%	4%

Europe:
Digital commerce	14%	14%
Brick and mortar	15%	11%
Total Europe	15%	12%

Asia:
Digital commerce	19%	20%
Brick and mortar	10%	9%
Total Asia	11%	10%

Total Ralph Lauren Corporation	10%	7%

Operating Segment Net Revenues Data

	Three Months Ended		% Change
	September 28, 2024	September 30, 2023	As Reported	Constant Currency

North America	$739.5	$717.8	3.0%	3.1%
Europe	565.9	526.8	7.4%	6.3%
Asia	380.2	348.4	9.1%	10.4%
Other non-reportable segments	40.4	40.0	0.9%	0.9%
Net revenues	$1,726.0	$1,633.0	5.7%	5.6%

	Six Months Ended		% Change
	September 28, 2024	September 30, 2023	As Reported	Constant Currency

North America	$1,347.7	$1,349.5	(0.1%)	(0.1%)
Europe	1,045.0	977.3	6.9%	6.7%
Asia	771.1	725.9	6.2%	9.9%
Other non-reportable segments	74.4	76.8	(3.1%)	(3.1%)
Net revenues	$3,238.2	$3,129.5	3.5%	4.3%

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	September 28, 2024					September 30, 2023
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$467.3	$272.9	$356.2	$—	$1,096.4	$437.8	$238.4	$318.1	$—	$994.3
Wholesale	272.2	293.0	24.0	—	589.2	280.0	288.4	30.3	—	598.7
Licensing	—	—	—	40.4	40.4	—	—	—	40.0	40.0
Net revenues	$739.5	$565.9	$380.2	$40.4	$1,726.0	$717.8	$526.8	$348.4	$40.0	$1,633.0

	Six Months Ended
	September 28, 2024					September 30, 2023
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$884.0	$518.0	$727.0	$—	$2,129.0	$848.8	$465.1	$670.2	$—	$1,984.1
Wholesale	463.7	527.0	44.1	—	1,034.8	500.7	512.2	55.7	—	1,068.6
Licensing	—	—	—	74.4	74.4	—	—	—	76.8	76.8
Net revenues	$1,347.7	$1,045.0	$771.1	$74.4	$3,238.2	$1,349.5	$977.3	$725.9	$76.8	$3,129.5

RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	September 28, 2024	September 30, 2023
North America
Ralph Lauren Stores	50	49
Outlet Stores	178	187
Total Directly Operated Stores	228	236
Concessions	1	1

Europe
Ralph Lauren Stores	44	44
Outlet Stores	60	60
Total Directly Operated Stores	104	104
Concessions	27	27

Asia
Ralph Lauren Stores	144	128
Outlet Stores	94	96
Total Directly Operated Stores	238	224
Concessions	654	682

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	238	221
Outlet Stores	332	343
Total Directly Operated Stores	570	564
Concessions	682	710

Global Licensed Partner Stores
Total Licensed Partner Stores	106	99

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	September 28, 2024
	As Reported	Total Adjustments(a)(b)	As Adjusted (Reported $)	Foreign Currency Impact	As Adjusted (Constant $)
	(millions, except per share data)
Net revenues	$1,726.0	$—	$1,726.0	$(0.8)	$1,725.2
Gross profit	1,155.7	—	1,155.7	2.3	1,158.0
Gross profit margin	67.0%		67.0%		67.1%
Total other operating expenses, net	(976.8)	18.4	(958.4)	1.5	(956.9)	(f)
Operating expense margin	56.6%		55.5%		55.5%
Operating income	178.9	18.4	197.3	3.8	201.1
Operating margin	10.4%		11.4%		11.7%
Income before income taxes	188.1	18.4	206.5
Income tax provision	(40.2)	(4.2)	(44.4)
Effective tax rate	21.4%		21.5%
Net income	$147.9	$14.2	$162.1
Net income per diluted common share	$2.31		$2.54

SEGMENT INFORMATION
REVENUE:
North America	$739.5	$—	$739.5	$0.4	$739.9
Europe	565.9	—	565.9	(5.7)	560.2
Asia	380.2	—	380.2	4.5	384.7
Other non-reportable segments	40.4	—	40.4	—	40.4
Total revenue	$1,726.0	$—	$1,726.0	$(0.8)	$1,725.2

OPERATING INCOME:
North America	$121.9	$—	$121.9
Operating margin	16.5%		16.5%
Europe	145.9	—	145.9
Operating margin	25.8%		25.8%
Asia	86.3	—	86.3
Operating margin	22.7%		22.7%
Other non-reportable segments	33.5	—	33.5
Operating margin	82.9%		82.9%
Unallocated corporate expenses and restructuring & other charges, net	(208.7)	18.4	(190.3)
Total operating income	$178.9	$18.4	$197.3

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Six Months Ended
	September 28, 2024
	As Reported	Total Adjustments(a)(c)	As Adjusted (Reported $)	Foreign Currency Impact	As Adjusted (Constant $)
	(millions, except per share data)
Net revenues	$3,238.2	$—	$3,238.2	$25.3	$3,263.5
Gross profit	2,221.5	—	2,221.5	27.1	2,248.6
Gross profit margin	68.6%		68.6%		68.9%
Total other operating expenses, net	(1,834.1)	25.8	(1,808.3)	(12.3)	(1,820.6)
Operating expense margin	56.6%		55.8%		55.8%
Operating income	387.4	25.8	413.2	14.8	428.0
Operating margin	12.0%		12.8%		13.1%
Income before income taxes	404.7	25.8	430.5
Income tax provision	(88.2)	(5.6)	(93.8)
Effective tax rate	21.8%		21.8%
Net income	$316.5	$20.2	$336.7
Net income per diluted common share	$4.93		$5.24

SEGMENT INFORMATION
REVENUE:
North America	$1,347.7	$—	$1,347.7	$0.9	$1,348.6
Europe	1,045.0	—	1,045.0	(2.0)	1,043.0
Asia	771.1	—	771.1	26.4	797.5
Other non-reportable segments	74.4	—	74.4	—	74.4
Total revenue	$3,238.2	$—	$3,238.2	$25.3	$3,263.5

OPERATING INCOME:
North America	$241.7	$—	$241.7
Operating margin	17.9%		17.9%
Europe	266.5	—	266.5
Operating margin	25.5%		25.5%
Asia	193.5	—	193.5
Operating margin	25.1%		25.1%
Other non-reportable segments	63.1	—	63.1
Operating margin	84.8%		84.8%
Unallocated corporate expenses and restructuring & other charges, net	(377.4)	25.8	(351.6)
Total operating income	$387.4	$25.8	$413.2

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	September 30, 2023
	As Reported	Total Adjustments(a)(d)	As Adjusted
	(millions, except per share data)
Net revenues	$1,633.0	$—	$1,633.0
Gross profit	1,070.1	(1.8)	1,068.3
Gross profit margin	65.5%		65.4%
Total other operating expenses, net	(905.6)	9.0	(896.6)	(g)
Operating expense margin	55.5%		54.9%
Operating income	164.5	7.2	171.7
Operating margin	10.1%		10.5%
Income before income taxes	165.5	7.2	172.7
Income tax provision	(18.6)	(13.2)	(31.8)
Effective tax rate	11.2%		18.5%
Net income	$146.9	$(6.0)	$140.9
Net income per diluted common share	$2.19		$2.10

SEGMENT INFORMATION
OPERATING INCOME:
North America	$110.2	$(2.1)	$108.1
Operating margin	15.4%		15.1%
Europe	132.4	—	132.4
Operating margin	25.1%		25.1%
Asia	68.4	—	68.4
Operating margin	19.6%		19.6%
Other non-reportable segments	34.1	—	34.1
Operating margin	85.2%		85.2%
Unallocated corporate expenses and restructuring & other charges, net	(180.6)	9.3	(171.3)
Total operating income	$164.5	$7.2	$171.7

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Six Months Ended
	September 30, 2023
	As Reported	Total Adjustments(a)(e)	As Adjusted
	(millions, except per share data)
Net revenues	$3,129.5	$—	$3,129.5
Gross profit	2,102.1	(3.6)	2,098.5
Gross profit margin	67.2%		67.1%
Total other operating expenses, net	(1,771.2)	44.5	(1,726.7)
Operating expense margin	56.6%		55.2%
Operating income	330.9	40.9	371.8
Operating margin	10.6%		11.9%
Income before income taxes	336.1	40.9	377.0
Income tax provision	(57.1)	(21.0)	(78.1)
Effective tax rate	17.0%		20.7%
Net income	$279.0	$19.9	$298.9
Net income per diluted common share	$4.15		$4.44

SEGMENT INFORMATION
OPERATING INCOME:
North America	$235.5	$(3.8)	$231.7
Operating margin	17.4%		17.2%
Europe	229.6	(0.2)	229.4
Operating margin	23.5%		23.5%
Asia	161.7	—	161.7
Operating margin	22.3%		22.3%
Other non-reportable segments	67.9	—	67.9
Operating margin	88.4%		88.4%
Unallocated corporate expenses and restructuring & other charges, net	(363.8)	44.9	(318.9)
Total operating income	$330.9	$40.9	$371.8

RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(a)Adjustments for non-routine inventory-related charges (benefits) are recorded within cost of goods sold in the consolidated statements of operations. Adjustments for non-routine bad debt expense (benefit) are recorded within selling, general, and administrative ("SG&A") expenses in the consolidated statements of operations. Adjustments for one-time income tax events are recorded within the income tax benefit (provision) in the consolidated statements of operations. Adjustments for all other charges are recorded within restructuring and other charges, net in the consolidated statements of operations.

(b)Adjustments for the three months ended September 28, 2024 include (i) charges of $9.0 million recorded in connection with the Company's restructuring activities, primarily associated with severance and benefit costs; (ii) other charges of $5.7 million in connection with the Company's Next Generation Transformation project; (iii) other charges of $4.1 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations in connection with the Company's restructuring activities for which the related lease agreements have not yet expired; and (iv) income of $0.4 million related to consideration received from Regent, L.P. in connection with the Company's previously sold Club Monaco business.

(c)Adjustments for the six months ended September 28, 2024 include (i) charges of $12.3 million recorded in connection with the Company's restructuring activities, primarily associated with severance and benefit costs; (ii) other charges of $8.0 million in connection with the Company's Next Generation Transformation project; (iii) other charges of $6.9 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations in connection with the Company's restructuring activities for which the related lease agreements have not yet expired; and (iv) income of $1.4 million related to consideration received from Regent, L.P. in connection with the Company's previously sold Club Monaco business.

(d)Adjustments for the three months ended September 30, 2023 include (i) charges of $6.8 million recorded in connection with the Company's restructuring activities, primarily associated with severance and benefit costs; (ii) other charges of $4.5 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations in connection with the Company's restructuring activities for which the related lease agreements have not yet expired; (iii) income of $2.0 million related to consideration received from Regent, L.P. in connection with the Company's previously sold Club Monaco business; (iv) non-routine inventory benefits of $1.8 million primarily related to reversals of amounts previously recognized in connection with delays in U.S. customs shipment reviews and approvals; and (v) benefit of $0.3 million primarily related to Russia-related bad debt reserve adjustments. Additionally, the income tax provision reflects a benefit of $11.8 million recorded in connection with Swiss tax reform and the European Union's anti-tax avoidance directive.

(e)Adjustments for the six months ended September 30, 2023 include (i) charges of $37.3 million recorded in connection with the Company's restructuring activities, primarily associated with severance and benefit costs; (ii) other charges of $9.6 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations in connection with the Company's restructuring activities for which the related lease agreements have not yet expired; (iii) non-routine inventory benefits of $3.6 million primarily related to reversals of amounts previously recognized in connection with delays in U.S. customs shipment reviews and approvals and the COVID-19 pandemic; (iv) income of $2.0 million related to consideration received from Regent, L.P. in connection with the Company's previously sold the Club Monaco business; and (v) benefit of $0.4 million primarily related to Russia-related bad debt reserve adjustments. Additionally, the income tax provision reflects a benefit of $11.8 million recorded in connection with Swiss tax reform and the European Union's anti-tax avoidance directive.

(f)Total adjusted other operating expenses, net excluding marketing and advertising ("Marketing") expenses for the three months ended September 28, 2024 were as follows:

	Three Months Ended
	September 28, 2024
	As Adjusted in Constant $ (incl. Marketing)	Marketing Expenses	As Adjusted in Constant $ (excl. Marketing)
	(millions)
Total other operating expenses, net	$(956.9)	$150.2	$(806.7)
Operating expense margin	55.5%		46.8%

(g)Total adjusted other operating expenses, net excluding Marketing expenses for the three months ended September 30, 2023 were as follows:

	Three Months Ended
	September 30, 2023
	As Adjusted (incl. Marketing)	Marketing Expenses	As Adjusted (excl. Marketing)
	(millions)
Total other operating expenses, net	$(896.6)	$133.1	$(763.5)
Operating expense margin	54.9%		46.8%

NON-U.S. GAAP FINANCIAL MEASURES
Because Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. Such fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.
This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.

Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring activities, as well as certain other charges (benefits) associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. The income tax benefit (provision) has also been adjusted for certain other one-time income tax events and other adjustments, as described in the footnotes to the non-U.S. GAAP financial measures above. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.
Additionally, the Company's full year Fiscal 2025 and third quarter guidance excludes any potential restructuring-related and other charges that may be incurred in future periods. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP as it is not known at this time if and when any such charges may be incurred in the future. Accordingly, a reconciliation of the Company's non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures cannot be provided at this time given the uncertain nature of any such potential charges that may be incurred in future periods.
SOURCE: Ralph Lauren Corporation
Investor Relations:
Corinna Van der Ghinst
ir@ralphlauren.com
Or
Corporate Communications
rl-press@ralphlauren.com